            KPMG LLP
15 Canada Square
London E14 5GL United Kingdom

Private & confidential
Office of the Chief Accountant
Securities and Exchange Commission
Washington, D.C. 20549
USA
9 April 2021

Ladies and Gentlemen:
We are currently principal accountants for Aspen Insurance Holdings Limited and, under the date of April 9, 2021, we reported on the consolidated financial statements of Aspen Insurance Holdings Limited as of and for the years ended December 31, 2020 and 2019. On December 10, 2020, we were notified that Aspen Insurance Holdings Limited intends to engage Ernst & Young LLP as its principal accountant for the year ending December 31, 2022 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Aspen Insurance Holdings Limited’s consolidated financial statements as of and for the year ended December 31, 2021, and the issuance of our report thereon. We have read Aspen Insurance Holdings Limited’s statements included under Item 16F of its Form 20-F dated April 9, 2021, and we agree with such statements.

Yours faithfully

/s/ KPMG LLP

KPMG LLP
London
United Kingdom

KPMG LLP, a UK limited liability partnership and a member firm of the KPMG global organisation of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.

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Document Classification - KPMG Confidential